Exhibit 4.4.(a).90

The State of Israel
    Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 74

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Addition of Article 65B

1.	After article 65A shall come: "65B "Personal Message Service"

65B.1
The Licensee shall provide a personal message service (in this section, the "Service"), at all times and free of charge, to all its subscribers, including to the subscribers of another licensee, users of handsets that support the Service (thereinafter in this section the "Subscribers"), and in accordance with the "personal service" service file.

In this section:

"Another Licensee" – another MRT licensee that receives service through national roaming or an MVNO that receives service through a hosting agreement on a licensee's network;

"Personal Message" – a message, warning and short explanation of the security forces that is sent immediately, selectively and focused to subscribers with MRT handsets that support the use of the cell broadcast ("CB") technology.

"Security Forces" – representatives of the Ministry of Defense and Home Front Command that are responsible for personal message system;

"Service File "Personal Message" – a service file approved by the Director, including amendments that will be executed in the service file;

65B.2	In order to execute the above mentioned in Article 65B.1, the licensee shall act as set forth in the First Appendix and in the service file regarding this service and as follows:

a)	Adaption of the network and its components so that it will support the provision of the personal message service, excluding the network components that operate under the iDEN or CDMA technology;

b)	Assistance and resource allocation to execute the access of the personal message service of the Security Forces to the network;

c)
Operation and maintenance of the Service components in the network, in accordance with written directions that will be presented to the Security Forces; without derogating from the aforesaid, the Security Forces may instruct the Licensee to change the said instructions, however this will not derogate from the Licensee's responsibility to repair and access the network;

d)
The execution of technical trials to examine the integration between the system and the network and the exercise of the network and system operation, in accordance with the instructions of the Office and the Security Forces.

65B.3
The Licensee shall report to the Security Forces any gap in the ability to supply the Service and will act to restore the ability as soon as possible, in accordance with the written operation instructions that it will formulate and present to the Security Forces.

Without derogating from the aforesaid, the Security Forces may instruct the licensees to change the operation instructions if they find them to be lacking, however this provision does not limit the responsibility of the aforesaid licensee.

65B.4	The Licensee shall notify the Security Forces in advance of any change to the network that may affect availability for provision of the Service.

65B.5
The Licensee may not make commercial use of the CB characteristic without the Security Forces' prior knowledge of at least 30 days before operating the Service and the Security Forces may notify him in writing within 15 days of their objection to the provision of the service or conditions for providing the said Service. In this case, the Licensee will not operate the Service or will only be able to operate it in accordance with the conditions determined by the Security Forces, according to the merits.

The aforesaid does not detract from the License's obligation to receive the Director's approval to the said service.

65B.6	The Licensee will assist in launching the Service for its subscribers in all of the following manners:

a)	By written publicity on the company's website;

b)	By direct mail to subscribers through the monthly bills upon launch of the Service;

c)	By providing answers to subscribers that request the required definitions for the MRT handset of a subscriber;

d)	The Licensee will allow the Security Forces to reasonably use its existing distribution channels in order to notify the subscribers of the Service.

Amendment of the First Appendix

2.	In the First Appendix, under the list of services, after the last item shall come:
1	"Personal Message"
a message, warning and short explanation of the security forces that is sent immediately, selectively and focused to subscribers with MRT handsets that support the use of the cell broadcast ("CB") technology.
		10/2014	As set out in the service file	In accordance with Article 65B and the "Personal Message" service file
____________________________________________
1 Numbering compatible to the existing numbering in the license

Commencement

3.	This amendment will become effective by Sunday September 28, 2014.

(May 28, 2014)

     (sgd)
_____________
Avi Berger
Director General